INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement of Pebble Beach Enterprises, Inc., on Form 10-SB of our report dated February 13, 2006 for Pebble Beach Enterprises, Inc. appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in this registration statement.

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

May 22, 2006